Exhibit 99.1

Ascendant Digital Acquisition Corp. III Announces the Separate Trading of its Ordinary

Shares and Warrants, Commencing December 31, 2021

NEW YORK, December 23, 2021 (GLOBE NEWSWIRE) — Ascendant Digital Acquisition Corp. III (NYSE: ACDI.U) (the “Company”) today announced that, commencing December 31, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares and warrants included in the units.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The Class A ordinary shares and warrants that are separated will trade on the New York Stock Exchange under the symbols “ACDI” and “ACDI WS,” respectively. Those units not separated will continue to trade on the New York Stock Exchange under the symbol “ACDI.U.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on November 9, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Goldman Sachs & Co., LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, telephone: +1 866 471 2526, facsimile: +1 212 902 9316, or email: prospectus-ny@ny.email.gs.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Cody Slach

Gateway Investor Relations

(949) 574-3860

ACDI@gatewayir.com